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                                                                    EXHIBIT 99.1

Luminent, Inc. Revises Q3 `01 Outlook

CHATSWORTH, Calif.--(BUSINESS WIRE)--Sept. 26, 2001--Luminent, Inc. (Nasdaq:LMNE), a leading provider of active and passive fiber optic components and subsystems for the metro and access markets, today announced a revised outlook for its fiscal third quarter which will end September 30, 2001. This revised outlook is preliminary and subject to change as final orders are processed through the end of the quarter.

Luminent expects revenue for the third quarter of 2001 to range between approximately $20-$21 million. These anticipated results are below revenue guidance of $26-$30 million, which was given on July 23, 2001.

The revised expectations are a result of continued softness in demand related to inventory absorption, currently taking place throughout the industry. However, the company remains committed to producing next generation offerings, including optical components and optical subsystems, such as CWDM and FTTX products.

Luminent's fiscal third quarter 2001 financial results conference is scheduled for October 23, 2001.

About Luminent

Luminent designs, manufactures and sells a comprehensive line of single mode active and passive fiber optic components for high-capacity data transmission in the metropolitan and access markets. Network equipment manufacturers rely on Luminent to provide technical depth, responsive customer service and volume manufacturing to meet the increasing requirements for transmission capacity and speed between nationwide telecommunications networks and end-users.

Forward-Looking and Cautionary Statements:

Statements contained in this press release may constitute "forward-looking statements" and are made pursuant to the Private Securities Litigation Reform Act of 1995. The accuracy of these statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including: the Company's reliance on a small number of key customers, the Company's expectation that it will incur net losses for the foreseeable future, the long sales cycles for the Company's products, the risks the Company faces due to its international sales and operations, the Company's limited operating history, the Company's reliance on the development of the optical networking market, macroeconomic factors, including the current domestic and worldwide economic downturn and economic, political and military uncertainties associated with and resulting from the September 11, 2001 terrorists attacks on the World Trade Center and the Pentagon, the need to manage the Company's growth effectively, the Company's success at developing and introducing new products, competition, the Company's success at increasing market awareness of the Company and its products, the Company's success at eliminating product defects prior to installation in large, complex systems, the Company's lack of long-term contracts with its customers, the Company's reliance on key personnel, the effect of possible future acquisitions, the Company's ability to procure necessary resources, the Company's ability to forecast component and material requirements, the Company's ability to increase sales volumes, reduce costs and introduce higher margin products, the Company's dependence


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on single and limited source suppliers, the qualification of the Company's manufacturing lines and products, the ability to cost effectively enforce the Company's intellectual property rights, the Company's ability to acquire licenses for third-party technology, the Company's ability to fund its growth and development, MRV Communications' current control of the Company and potential conflicts of interest, the planned merger or other alternatives of MRV and the Company, and other risks outlined in the Company's SEC filings including the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and the Company's Quarterly Report for the three months ended June 30, 2001 and March 31, 2001, and the Company's Form S-1 filed on August 8, 2001. The Company undertakes no obligation to update this forward-looking information.

Contact:

     Luminent Inc., Chatsworth
     Eric Blachno, 818/773-9044